Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of January 30, 2009 (the “Effective Date”) by and between Health Discovery Corporation, a Georgia corporation having its principal place of business at 2 East Bryan Street, Suite #601, Savannah, GA 31401 (“HDC”), and Abbott Molecular Inc., a Delaware corporation having its principal place of business at 1300 East Touhy Avenue, Des Plaines, IL 60018 and its Affiliates (as defined below) (collectively “Abbott”).

WHEREAS, HDC and Abbott each desires to establish a collaboration and license relationship between them.

NOW, THEREFORE, the parties agree as follows:

Article 1 – Definitions

The following capitalized terms shall have the following meanings:

1.1
“Affiliate” of a party shall mean a corporation or other business entity controlled by, controlling or under common control with, such party.  For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or a greater than fifty percent (50%) interest in the equity of, such corporation or other business entity.

1.2
“Analyte Specific Reagent” or "ASR" shall mean the finished, packaged and labeled assembly of a Licensed Product in the form of assay components, purchased by commercial laboratories to test for the detection and/or quantification of an analyte under the United States Code of Federal Regulations, Title 21, Paragraphs 809.10, 809.30, 864.4010 and 864.4020.

1.3
“Change of Control” means (a) the acquisition of a party by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the voting securities of such party, (b) a sale of all or substantially all of the assets of a party, or (c) the acquisition by any person or other entity (other than a party and its Affiliates or employee benefit plans), including any person or group as defined in Paragraphs 3(a)(9) and 13(d), 14(d) and Rule 13d-5 of the Exchange Act of more than fifty percent (50%) of the voting securities of such party; provided, however, that no Change in Control shall occur by reason of (i) an initial public offering, or (ii) a reorganization, merger, consolidation or sale, the sole purpose of which is to change the state of a party’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held such party’s securities immediately before such transaction.

Confidential treatment has been requested pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934.
This exhibit has been provided to the Securities and Exchange Commission in unredacted form.

1.4	"Collaboration" shall mean that term as it is defined in Paragraph 2.1.

1.5
"Collaboration Term" means the time period commencing upon the Effective Date and continuing until the first to occur of the date three (3) years after such date or completion of the research contemplated by the FDA Submission Plan.

1.6
“Confidential Information” shall mean the terms and conditions of this Agreement, and all information developed by the parties pursuant to the Collaboration and all other disclosed by one party to the other in writing and clearly marked “Confidential” or, if communicated orally, specified as confidential at the time of disclosure and confirmed in writing within thirty (30) days after such oral communication and clearly marked “Confidential”; provided, however, that Confidential Information shall not include information that:

1.6.1                   is already in the public domain, or on or after the Effective Date comes into the public domain other than as a result of the wrongful disclosure by either party to this Agreement;

1.6.2                   is already known to the recipient as evidenced by prior-dated written documents already in the recipient’s possession, which documents were not furnished by the other party to this Agreement;

1.6.3                   is disclosed to the other party by any third party having the right to make that disclosure;

1.6.4                   is required by law to be disclosed in connection with the registration or filing with, or approval or certification from any governmental agency or body including, without limitation, the United States Food and Drug Administration, provided that the information is not the inventive subject matter of an unpublished patent application, or is required to be disclosed to comply with the terms of contractual relationships and provided that each party undertakes to use its best endeavors to maintain to the maximum extent possible and to make any third parties to whom such information is disclosed aware of the confidentiality of such information; or

1.6.5                   can be proven to have been independently developed by the party receiving the information under this Agreement without the aid, application or use in any way of Confidential Information received from the disclosing party.

1.7	"FDA Submission Plan" shall mean the plan for the Collaboration attached hereto as Exhibit C.

1.8
“Field” shall mean the use of a molecular diagnostic assay using the Licensed Prostate Markers in in vitro diagnostics relating to prostate cancer, including the detection of the presence or risk of prostate cancer, or the selection of therapy, or in a Research Application related to prostate cancer.

1.9
“First Commercial Sale” or “FCS” shall mean the first time, except in the context of a clinical trial, Abbott transfers title of Licensed Product to an independent third party for monetary consideration or provides a Diagnostic Test Service using Licensed Product to an independent third party for monetary consideration.

1.10
“IVD” shall mean an assay which claims an intended use, and is approved by a governmental regulatory body for sale, as an in vitro diagnostic kit, and which is not an ASR or labeled for “Research Use Only”, including an assay that is CE Marked.

1.11	"Joint Inventions" shall mean all new inventions jointly made, by the parties as part of the Collaboration.

1.12	“Joint Patent Rights” shall mean all patents and/or patent applications for Joint Inventions.

1.13
“Know-How” shall mean, without limitation, all trade secrets and technology, as well as non-patented, non-public inventions, improvements, discoveries, formulae, processes, data, and reagents discovered or developed by HDC, and owned or legally acquired by or licensed to HDC without restriction on dissemination and licensing, before or during the Collaboration Term, whether patentable or not, and which relate to the Field and the use of Licensed Prostate Markers in the Field.

1.14
“Laboratory Developed Test” shall mean the provision of test results from use of a Licensed Product or Licensed Products to assay a patient urine or prostate biopsy sample, to be entered into the medical history record of the patient providing the urine or prostate biopsy sample.

1.15
“Licensed Product(s)” shall mean finished products consisting of one or more nucleic acid detection reagents for the assay of one or more Prostate Marker(s) for use in the Field, the manufacture, use, sale or importation of which, but for the rights granted herein, would infringe a Valid Claim within Patent Rights.

1.16	“Net Sales” shall mean:

1.16.1                  The amount charged for Licensed Product to a non-Affiliated third party, less a lump sum of five percent (5%) to cover all usual deductions, such as cash discounts allowed and taken; amounts for transportation, insurance or shipping; amounts repaid, credited or rebated for rejections or returns of Licensed Product; and taxes and duties.  Net Sales shall not include Licensed Products used for clinical trials, research, evaluation of customer acceptance, charitable or humanitarian donations, commercial samples or other noncommercial uses as long as Abbott receives no financial compensation for such use or donation.

1.16.2                  If the price of Licensed Product sold by Abbott or its Affiliates is increased to include an amount to cover the amortized cost of an instrument system or other equipment or the cost of supplying maintenance for such system or equipment under a Reagent Agreement Plan, Reagent Rental Plan or other successor similar plan (collectively referred to as “RAP”), the Net Sales for such Licensed Product shall be reduced an additional ten percent (10%).

1.16.3                  In the event that Abbott or its Affiliates sells Licensed Product to a third party together with one or more other products (each a “Combination Product”), the Net Sales with respect to such Combination Product shall mean the price of such Combination Product billed to customers, less the allowances and adjustments above, multiplied by a percentage equal to the fraction A/(A+B), where A is the stand-alone market value of the Licensed Product and B is the stand-alone market value of the other product(s).

1.16.4                  The amount charged for Laboratory Developed Test to a non-Affiliated third party, less (i) any shortfall in the reimbursement amount from the amount charged, and (ii) a lump sum of five percent (5%) to cover all usual deductions, such as cash discounts allowed and taken; amounts for transportation, insurance or shipping; amounts repaid, credited or rebated for rejections or returns of Licensed Product; and taxes and duties.  Net Sales shall not include Laboratory Developed Tests used for clinical trials, research, evaluation of customer acceptance, charitable or humanitarian donations, commercial samples or other noncommercial uses as long as Abbott receives no direct financial compensation for such use or donation.

1.17	“Patent Rights” shall mean:

1.17.1                  all patent(s) and/or patent applications listed in Exhibit A hereto that are owned or controlled by HDC as of the Effective Date that are applicable to the use of the Licensed Prostate Markers in the Field;

1.17.2                  any additional patent and/or patent application(s) which, after the Effective Date and during the Collaboration Term, are solely owned or controlled by HDC and are free to be licensed and/or sublicensed by HDC and that are applicable to the Field (for the avoidance of doubt, such additional patent and/or patent application(s), including, without limitation, (a) patents and applications acquired or licensed by HDC from third parties that are applicable to the Field, and (b) such patents and applications covering New Inventions owned solely by HDC that are applicable to the Field; and

1.17.3                  any and all divisions, continuations, continuations-in-part, renewals, reissues, extensions and supplemental protection certificates of any of the patent applications and patents described in the foregoing clauses of this Paragraph 1.17.

1.18
 “Licensed Prostate Markers” shall mean one or more of the nucleic acid detection targets identified in Exhibit B that are present in a urine or prostate biopsy sample useful for the diagnostic identification, classification, therapeutic response prediction or monitoring of prostate cancer.

1.19
"Research Application" shall mean use of a Licensed Product or component thereof for research and clinical research applications.  For purposes herein, the performance of a clinical trial using a Licensed Product during the Collaboration shall be deemed a Research Application.

1.20	"FDA Submission Plan" shall mean the plan for the Collaboration attached hereto as Exhibit C.

1.21	“RUO” shall mean "research use only", as defined in United States Code of Federal Regulations, Title 21, Paragraph 809.10(c)(2)(i).

1.22	“Territory” shall mean all the countries in the world.

1.23	“Utility” means the application for a Licensed Product, being (a) RUO, (b) an ASR, or (c) an IVD for any medical utility.

1.24
“Valid Claim” shall mean any claim of an issued and unexpired patent within Patent Rights or Joint Patent Rights exclusively licensed to Abbott, which claim has not been held invalid or unenforceable by a non-appealable decision of a court or governmental agency having competent jurisdiction.

Article 2 - The Collaboration, Materials and Data

2.1
Collaboration.  During the Collaboration Term and pursuant to the FDA Submission Plan, Abbott and HDC agree to collaborate on the performance of the necessary validation studies and clinical trial(s), and the preparation of and submission to the U.S. Food and Drug Administration (“FDA’) of either a 510(k) or PMA application seeking the necessary authorization from the FDA for the U.S. marketing, use and sale with associated claims of medical utility of a prostate cancer diagnostic assay (the “Collaboration”).  For purposes of the Collaboration, the parties acknowledge and agree that:

2.1.1                    The FDA Submission Plan specifies the responsibilities of the parties for the clinical trial activities, and may be modified only by a writing executed by both parties; and

2.1.2                    Initially, Abbott will be solely responsible for the preparation and submission of the 510(k) or PMA application to the FDA.  Abbott will provide a draft of the submission to HDC for its comment at least thirty (30) days before the actual filing with the FDA. However, the parties may agree in writing to a change in the allocation of responsibility.  In this event, any such writing will modify the FDA Submission Plan to establish each party’s responsibilities and whether any additional time or funding is required.

During the Collaboration Term, HDC agrees to exclusively collaborate with Abbott on the performance of the clinical trials and submission to the FDA.

2.2
Exchange of Materials.  During the Collaboration Term, HDC will provide materials (“HDC Materials”), including, without limitation, test reagent samples and clinical samples, to Abbott, and Abbott will provide materials, including, without limitation, test reagents and clinical samples necessary to complete the Collaboration (collectively, “Abbott Materials”) to HDC for the purposes described in the FDA Submission Plan.  Each shall do so at its sole cost and expense.  The parties shall comply with all applicable laws, rules and regulations in the packaging and shipment of the HDC Materials and Abbott Materials, as applicable (collectively, “Materials”).  Abbott Materials are and shall remain the sole property of Abbott.  HDC Materials are and shall remain the sole property of HDC. Each party shall use Materials of the other party solely for the Collaboration and shall not provide them to any third party for any purpose without the other party’s prior written consent.  Materials shall not be used for purposes of reporting of patient results, except in the course of a clinical trial whose protocol expressly provides for such reporting.

2.3
Additional and New Prostate Markers.  Abbott and HDC may each separately bring additional prostate markers (“Additional Prostate Markers”) into the Collaboration for investigation in combination with one or more of the Licensed Prostate Markers identified in Exhibit B.  The parties may also decide to collaborate on discovery of new prostate markers (“New Prostate Markers”), with either Abbott or HDC providing urine or tissue samples that may exhibit such New Prostate Markers.  Any such New Prostate Markers discovered in the Collaboration will be jointly owned by Abbott and HDC and subject to the provisions of Paragraphs 8.5 and 8.6 hereof.

2.4
Disclosure of Data.  All data and other relevant information generated by a party pursuant to the Collaboration shall be promptly and fully disclosed to the other party, and shall be freely usable for internal use and any regulatory submission by the other party subject to the confidentiality provisions of Article 7 and intellectual property provisions of Article 8.

2.5
Reporting.  At regular intervals to be determined and documented by the parties, each party shall submit progress and other written status reports as reasonably requested by the other party.  Additionally, the parties shall hold regular meetings, alternating between their respective headquarters, at least quarterly, to review and discuss such progress.

Article 3 - Payments

3.1
Signing Fee. Promptly after execution of this Agreement by both parties, Abbott shall pay to HDC a one-time Signing Fee of One-Hundred-Thousand U.S. Dollars ($100,000.00).  This Signing Fee shall be non-refundable and non-creditable towards royalties.

3.2	Phase 1 and 2 Completion Milestone Fee.

3.2.1                    Upon completion of both Phases 1 and 2 described in the FDA Submission Plan, Abbott shall pay to HDC a one-time Phase 1 and 2 Completion Milestone Fee of Two-Hundred-Fifty-Thousand U.S. Dollars ($250,000.00).  This Phase 1 and 2 Completion Milestone Fee shall be non-refundable and non-creditable towards royalties.

3.3
Phase 3 and 4 Completion Milestone Fee.  Upon completion of both Phases 3 and 4 described in the FDA Submission Plan, Abbott shall pay to HDC a one-time Phase 3 and 4 Completion Milestone Fee of Two-Hundred-Fifty-Thousand U.S. Dollars ($250,000.00).  This Phase 3 and 4 Completion Milestone Fee shall be non-refundable and non-creditable towards royalties.

3.4
FDA Submission Milestone Fee.  Promptly after the filing by Abbott with the FDA of either a 510(k) or PMA submission, Abbott shall pay to HDC a one-time FDA Submission Fee of Five-Hundred-Thousand U.S. Dollars ($500,000.00).  This Fee shall also be irrevocable and non-creditable against any royalty obligation.

3.5
FDA Approval Fee.  Promptly after the receipt by Abbott of a written notification from the FDA of the approval of the applicable 510(k) or PMA submission, Abbott shall pay to HDC a one-time FDA Approval Fee of Five-Hundred-Thousand U.S. Dollars ($500,000.00).  This Fee shall also be irrevocable and non-creditable against any royalty obligation.

Article 4 - License Terms and Royalty.

4.1	License Grant.

4.1.1            Exclusive License: HDC hereby grants Abbott an exclusive, worldwide, royalty-bearing license and right to make, have made, use, sell and import Licensed Products, with the right to sublicense, under Patent Rights, under HDC’s interest in Joint Patent Rights and Know-How.  The exclusive license granted herein shall be exclusive even as to HDC with respect to the making, have made, sale and import of Licensed Products.

4.1.2            Co-Exclusive License:  HDC hereby grants Abbott a, co-exclusive, worldwide, royalty-bearing license for the performance of Laboratory Developed Tests, including the right to make and have made and import Licensed Products used in the performance of Laboratory Developed Tests, which co-exclusive license will be shared with the co-licensees identified in Exhibit D hereto.    For as long as this Agreement remains in effect, apart from the identified co-licensees, HDC shall not retain nor have any right to grant further sublicenses.

4.2	Royalty.

4.2.1                    For each Licensed Product that is sold by Abbott, Abbott shall pay HDC a running royalty equal to:

(a)    For Licensed Products with medical utility claims solely for use on prostate tissue samples, ten percent (10%) of Abbott’s Net Sales of such Licensed Product; and

(b)    For Licensed Products with medical utility claims solely for use on urine samples, five percent (5%) of Abbott’s Net Sales of such Licensed Product

4.2.2                    For each Laboratory Developed Test that is sold by Abbott, Abbott shall pay HDC:

(a)    a running royalty equal to ten percent (10%) of Abbott’s Net Sales of such Laboratory Developed Test performed on a prostate tissue; or

(b)    a running royalty equal to five percent (5.0%) of Abbott’s Net Sales of such Laboratory Developed Test performed on a urine sample.

4.2.3            Abbott shall make all such payments in respect of running royalties within forty-five (45) days after the end of each calendar quarter following the FCS.

4.3
Sales Milestones.  Upon the sale by Abbott of the specified number of Licensed Products with a medical utility claim for use on a urine sample, Abbott agrees to pay HDC, promptly after reaching each Sales Milestone:

(a)               1st Sales Milestone:  After the sale of Fifty-thousand (50,000) tests in a calendar year, a one-time 1st Sales Milestone Fee of Two-Hundred-Thousand U.S. Dollars ($200,000.00);

(b)               2nd Sales Milestone: After the sale of Two-hundred-thousand (200,000) tests in a calendar year, a one-time 2nd Sales Milestone Fee of Seven-Hundred-Fifty-Thousand U.S. Dollars ($750,000.00); and

(c)               3rd Sales Milestone:  After the sale of Five-hundred-thousand (500,000) tests in a calendar year, a one-time 3rd Sales Milestone Fee of One-Million-Five-Hundred-Thousand U.S. Dollars ($1,500,000.00);

The fees payable under Paragraph 4.3 shall not be creditable against the running royalty obligation of Paragraph 4.2.  Abbott shall make all such payments under Paragraph 4.2.3 within forty-five (45) days after the end of each calendar quarter in which the Sales Milestone is reached.

4.4
Required Third Party Licenses.  In the event one or more third party licenses are required, in Abbott’s reasonable judgment, for Abbott to commercialize a Licensed Product or Laboratory Developed Test, then Abbott may reduce the running royalty otherwise payable to HDC for such Licensed Product under Paragraph 4.2.1 and 4.2.2 by the percentage amount of any running royalty payable by Abbott under such third-party license; provided, that such reduction may not be more than fifty percent (50%) of the rates specified in Paragraphs 4.2.1 and 4.2.2.

Article 5- Warranties and Representations

5.1	HDC. HDC warrants and represents to Abbott that:

5.1.1                    to the best of its knowledge, it has the full legal right to grant Abbott the licenses to Patent Rights provided herein;

5.1.2                    during the Collaboration Term, HDC will not collaborate with any third party with respect to any portion of the Collaboration or the development of any IVD assay covered by Patent Rights;

5.1.3                    to the best of its knowledge, no third party is challenging in any jurisdiction the validity of any of the Patent Rights;

5.1.4                    Exhibit A lists all patent(s) and/or patent applications owned or controlled by HDC as of the Effective Date that are applicable to the Field;

5.1.5                    it has not received any written or oral communication asserting that the HDC 4-gene expression assay for prostate cancer to be tested in Phase 1 of the Validity Studies of the FDA Submission Plan, infringes any intellectual property right, including any patent right, owned or controlled by any third party;

5.1.6                    it has the corporate power and authority to enter into this Agreement and the person executing this Agreement on behalf of HDC has been authorized to do so;

5.1.7                    the terms of this Agreement do not conflict with or violate any contract binding upon HDC; and

5.1.8                    it has not granted and will not grant to any third party, including the co-exclusive licensees listed in Exhibit D, any rights under  Patent Rights to make, have made, import or sell Licensed Products.

5.2
Abbott.  Abbott warrants and represents to HDC that it has the corporate power and authority to enter into this Agreement, that the person executing this Agreement on behalf of Abbott has been authorized to do so, and that the terms of this Agreement do not conflict with or violate any contract binding upon Abbott.

5.3
Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CIRCUMSTANCES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, RESULTING FROM THE PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

Article 6 - Term and Termination

6.1
Term.  This Agreement shall become effective on the Effective Date and shall terminate upon the expiration of the last to expire of Patent Rights licensed hereunder, unless sooner terminated as provided herein.

6.2	Termination for Cause. Either HDC or Abbott may unilaterally terminate this Agreement upon thirty (30) days written notice to the other in the event of:

6.2.1                    the non-terminating party’s insolvency; or

6.2.2                    a material breach of the Agreement by a party, which breach is not cured within thirty (30) days of notice of such breach by the other party.

6.3	Abbott’s Termination Right. Abbott may unilaterally and without cause terminate this Agreement upon ninety (90) days notice to HDC. .

6.4	Survival. Paragraph 5.3, Articles 7, 8, 9 (subject to Paragraph 9.4) and 10 shall survive termination of this Agreement.

Article 7 - Confidential Information

7.1
Confidential Treatment.  A party receiving the Confidential Information (“Receiving Party”) of the other party (“Disclosing Party”) agrees to hold that Confidential Information in trust and confidence for Disclosing Party.  A Receiving Party will not use Confidential Information other than for the purposes of this Agreement.  Each party shall, to the extent applicable hereunder, provide the other party with patient information as allowed by law and the Receiving Party shall maintain the confidentiality of all such patient information as required by law.

7.2
Limitation of Dissemination.  A Receiving Party will only disclose Confidential Information received hereunder, whether oral or in writing, in tangible, intangible or electronic format, to those persons within the Receiving Party’s organization or its agents (a) who have a need to know the Confidential Information in order to perform the Receiving Party’s obligations under this Agreement, (b) who have been informed of the confidential nature of the Confidential Information, and (c) who are obligated to maintain the confidentiality of the Confidential Information consistent with the terms of this Agreement.

7.3	Standard of Care. A Receiving Party will treat the Confidential Information of the Disclosing Party with the same care as the Receiving Party’s own proprietary information of like kind.

7.4
Handling of Information.  A Receiving Party shall not (a) reverse engineer or otherwise exploit the Confidential Information in violation of this Agreement, and (b) remove or export from the United States or re-export any of such Confidential Information or any direct product thereof except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including, without limitation, those of the U.S. Department of Commerce.

7.5
Compelled Disclosure.  In the event that a Receiving Party is ordered by a court of competent jurisdiction or is compelled by law, order or regulation of a governmental agency or by subpoena to disclose all or any portion of the Confidential Information of the Disclosing Party to a third party, the Receiving Party shall give the Disclosing Party prompt notice of such order or subpoena, together with a copy thereof, so that the Disclosing Party may seek an appropriate protective order, if applicable.  If, in the absence of a protective order, the Receiving Party is nonetheless compelled to disclose Confidential Information, the Receiving Party may disclose such information without liability hereunder; provided, however, that the Receiving Party gives the Disclosing Party notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and the Receiving Party uses its best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

7.6
Return of Confidential Information.  Upon termination of this Agreement, the Receiving Party will return to the Disclosing Party or destroy all written Confidential Information, as well as any copies thereof, and will promptly destroy all memoranda, notes and other writings (whether in tangible, intangible or electronic format) prepared by the Receiving Party or on the Receiving Party’s behalf based upon the Confidential Information of the Disclosing Party, except that the Receiving Party may retain one (1) copy of such Confidential Information for archival purposes, which copy shall be subject to obligations set forth herein.  The Receiving Party shall also provide the Disclosing Party with a certificate of an appropriate representative of the Receiving Party to the effect that the Receiving Party has fully complied with the requirements of this Paragraph.

7.7
Injunctive Relief.  Receiving Party acknowledges that the Confidential Information of Disclosing Party has been developed by Disclosing Party with substantial effort and at substantial cost and therefore has value to Disclosing Party, and that the breach of any of the provisions of this Agreement could cause Disclosing Party irreparable injury for which no adequate remedy at law exists.  Accordingly, Disclosing Party shall have the right, in addition to any other rights it may have to seek from any court having jurisdiction a temporary or permanent restraining order or injunction restraining or enjoining Receiving Party from any violation of this Agreement.

Article 8 - Inventions

8.1
Ownership of Existing Inventions.  Existing inventions and technologies of HDC and Abbott as of the Effective Date (including, without limitation, Licensed Prostate Markers and Additional Prostate Markers that each separately bring to the Collaboration) shall respectively remain the sole and separate property of HDC and Abbott and the ownership thereof shall not be affected by this Agreement.  Except for the license granted Abbott hereunder, neither party shall have any claims to or rights in such existing inventions and technologies of the other party.

8.2
Ownership of New Inventions.  Any new invention, development or discovery relating to the Field or New Prostate Markers for the Field conceived, made or reduced to practice by either party as part of the Collaboration, the FDA Submission Plan or with the use of Materials of the other party (each a “New Invention”) shall be promptly disclosed in writing to the other party.  Each party shall retain sole ownership in each Invention made solely by that party.

8.3	Patent Prosecution and Maintenance.

8.3.1                    HDC shall pay all costs associated with the filing, prosecution and maintenance of patent applications and issued patents within the Patent Rights.

8.3.2                    HDC shall notify Abbott of any change in status of patents and/or patent applications listed in Exhibit A and of the filing of any patent applications within the scope of the Patent Rights within sixty (60) days of any such change.  HDC shall update Exhibit A at least annually to reflect any such changes.  In the event any of the Patent Rights shall become involved in an opposition or interference proceeding, HDC shall manage the proceeding, at its own expense, and shall keep Abbott informed of the status of any such proceeding and may consider Abbott’s views in formulating HDC’s strategy in the proceeding.

8.3.3                    For New Inventions owned solely by HDC, HDC shall prepare, apply for and maintain issued patents for such New Inventions throughout the Territory in such countries and in such manner as HDC shall determine after reasonable consideration of the views of Abbott.

8.3.4                    If HDC elects not to file a patent application for a New Invention solely owned by HDC or to abandon an existing issued patent or pending patent application within the Patent Rights or do so in any particular jurisdiction within the Territory, HDC shall notify Abbott within a time sufficient for Abbott to familiarize itself with the case and make a decision before abandoning or failing to pursue the relevant issued patent or pending application.  Abbott shall have thirty (30) days from the date of such notice within which it may notify HDC that Abbott has elected to assume the obligation and costs of filing and prosecuting or maintaining such patent application or issued patent.  If Abbott elects to assume such obligation and costs, HDC shall assign its rights in the relevant patent application or issued patent to Abbott for only the affected jurisdiction(s); provided, however, that such assignment shall be coupled with the grant by Abbott to HDC of a fully-paid, nonexclusive license, without the right to sublicense, in the assigned patent application or issued patent for internal research purposes only.  Any patent application or issued patent assigned to and maintained by Abbott provided in this subparagraph shall not be considered Patent Rights under this Agreement and Abbott shall have no royalty or fee obligations to HDC for Abbott’s commercial use under such patent applications or issued patents.

8.4	Joint Inventions.

8.4.1                    Each Joint Invention shall be jointly owned by the parties and each party shall have an undivided interest in such Joint Inventions and any Joint Patent Rights resulting therefrom, including the rights to commercialize Joint Inventions and grant licenses to third parties under the Joint Patent Rights.  Inventorship for Joint Patent Rights shall be determined in accordance with U.S. patent law.

8.4.2                    Neither party will file applications for U.S. or foreign patents for a Joint Invention without first consulting the other party.  In the event that both parties agree to file an application for a patent for a Joint Invention, the parties will share equally all costs associated with filing, prosecuting, and maintaining Joint Patent Rights directed to any Joint Invention.  The parties will mutually agree which of them will be responsible for filing, prosecution, and maintenance of a particular patent application or patent based upon the relative contribution of each party to the related Joint Invention.

8.4.3                    The filing party shall make commercially reasonable efforts to minimize the cost of the filing and prosecution of patent applications for Joint Inventions and neither shall charge the other for overhead costs associated with prosecution undertaken by employed, in-house patent counsel of the filing party.  The filing party shall promptly provide the non-filing party with copies of papers regarding the prosecution of such applications (including, without limitation, all patent office actions, any response to any office action affecting the scope or nature of the Joint Invention) and will use commercially reasonable efforts to consult with the non-filing party regarding its interest in the application and seek claims reasonably consistent with the interests of the non-filing party prior to making any such claims or responding to any office action relating thereto.

8.4.4                    The non-filing party agrees to provide all reasonable assistance and cooperation to the filing party, including the execution of documents.

8.4.5                    Either party may elect at any time not to participate in the filing of a patent application or maintaining an issued patent for a Joint Invention by giving notice to the other and assigning all of its rights in such Joint Invention (including, without limitation, all related Joint Patent Rights) to the other party.  The party making such election shall have no further obligations to undertake or underwrite the cost, as the case may be, to prosecute, maintain, and enforce any such Joint Patent Right, except as to costs and expenses that have accrued prior to such assignment.

8.4.6                    Each party will bring to the attention of the other party any third party infringement of any patent for a Joint Invention of which it becomes aware.  Neither party will enforce any U.S. or foreign patents for a Joint Invention against a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  In the event that both parties agree to enforce a patent for a Joint Invention, the parties will use good faith efforts to determine which party will be responsible for enforcement of such Joint Patent Rights against such third party infringers and apportion the costs of enforcement based upon the commercial interest of each party to the infringing activity.  The parties will apportion any recoveries based upon their contributions to the cost of enforcing such patent.

8.4.7                    Neither party will grant a license to any third party to any U.S. or foreign patents for a Joint Invention without the prior written consent of the other party.  In the event that either party grants a license to a patent for a Joint Invention, the parties will share equally in the gross revenues, including, but not limited to, license fees and royalties, realized for the license to the Joint Invention by the licensing party.  Payments shall be made within forty-five (45) days after the end of each calendar quarter and accompanied by a report, setting forth the gross amounts received from the license).  Upon reasonable request, the reporting party shall provide the requesting party copies of applicable reports due from the license under the license relating to royalties payable to the licensor party.  Such reports shall constitute the licensor party’s Confidential Information and shall be returned to the licensor party after the requesting party has had a reasonable opportunity to review the reports.

8.4.8                    If after good faith negotiations the parties cannot reach agreement as to any dispute regarding Joint Inventions and Joint Patent Rights, the dispute may be submitted to Alternative Dispute Resolution as provided for in Paragraph 10.12.

Article 9- Indemnification

9.1
HDC.  HDC shall indemnify, defend and hold harmless Abbott and its Affiliates, employees, officers, directors and agents from and against any suit, proceeding, claim, liability, loss, damage, costs or expense, including reasonable attorneys’ fees, which Abbott may hereinafter incur, suffer, or be required to pay arising out of or resulting from (a) any breach by HDC of the representations and warranties set forth in Paragraph 5.1 of this Agreement, and (b) any injury or other harm caused solely by HDC in carrying out its obligations pursuant to the Collaboration.

9.2
Abbott.  Abbott shall indemnify, defend, and hold harmless HDC and its Affiliates, employees, officers, directors and agents from and against any suit, proceeding, claim, liability, loss, damage, costs or expense, including reasonable attorneys’ fees, which HDC may hereinafter incur, suffer or be required to pay arising out of or resulting from (a) any breach by Abbott of the representations and warranties set forth in Paragraph 5.2 of this Agreement, and (b) any injury or other harm caused solely by Abbott in carrying out its obligations pursuant to the Collaboration.

9.3
Notice and Cooperation.  With respect to any claim for which a party seeks indemnification from the other hereunder, the party seeking indemnification shall provide prompt notice to the other of the claim for which indemnification is sought, shall provide reasonable cooperation and assistance to the indemnifying party in the defense of such claim, and shall not settle or otherwise compromise such claim without the indemnifying party’s prior written consent.

9.4
Termination of Indemnification Obligations.  All obligations for indemnification on the part of parties hereto shall expire two (2) years from the date of termination of this Agreement, except with respect to claims for indemnification made prior to the end of such two (2) year period.

Article 10 - Miscellaneous

10.1
Notices.  Any notice, report, payment or statement required or permitted under this Agreement shall be considered to be given in writing when sent by certified mail (return receipt requested), postage prepaid, or faxed then mailed, or if sent via courier and addressed to the party for whom it is intended at its address of record.  The record addresses of the parties are as follows:

If to HDC:	Chairman and CEO
Health Discovery Corporation
2 East Bryan Street, Suite #601
Savannah, GA 31401
FAX: (912) 443-1989

with a copy to:
Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Fax: 619-744-5478
Attn: Eleanor M. Musick, Esq.

If to Abbott:	Director, Licensing & Business Development
Abbott Molecular Inc.
1300 E. Touhy Ave, 3C
Des Plaines, IL 60018-3315
Fax: (224) 361-7054
With a copy to:

VP, Domestic Legal
Abbott Laboratories
Dept. 322, Bldg. AP-6A
100 Abbott Park Road
Abbott Park, IL 60064-6049
Fax: (847) 938-1206

10.2	Compliance with Laws. The parties will comply with applicable laws in conducting the Collaboration, including, if applicable, any requirements for Institutional Review Board approval.

10.3	No Partnership. The parties do not intend to create any partnership, joint venture or agency relationship under this Agreement.

10.4
Use of a Party’s Name.  Neither party will, without the prior written consent of the other party, (a) use in advertising, publicity or otherwise, the name of any employee or agent, any trade-name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other party, or (b) represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

10.5
Entire Agreement.  This Agreement and all attached Exhibits contain the entire agreement and understanding between the parties as to its subject matter.  It merges all prior discussions between the parties and neither party will be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement or as specified on or subsequent to the Effective Date of this Agreement in a writing signed by properly authorized representatives of the parties.  This Agreement may only be modified by written agreement duly signed by persons duly authorized on behalf of both HDC and Abbott.

10.6
Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Notwithstanding the foregoing, neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party which will not be unreasonably withheld; provided, however, that either party may transfer its rights and obligations without the consent of the other party (a) upon a Change in Control, or (b) to any of its Affiliates provided that the assigning party guarantees the performance of its Affiliate.

10.7
Waiver.  The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

10.8
Severability.  Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected thereby.

10.9
Governing Law.  The rights and obligations of this Agreement will be governed and construed in accordance with the laws of the State of Delaware, United States of America (excluding and without regard to its or any other jurisdiction’s rules concerning conflicts of laws).

10.10
Titles.  All titles and articles headings contained in this Agreement are inserted only as a matter of convenience and reference.  They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

10.11
Alternative Dispute Resolution.  The parties recognize that a dispute as to certain matters (other than those specified in Exhibit E) may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations under this Agreement.  The parties agree to resolve any such dispute exclusively according to the provisions set forth in Exhibit E.  Notwithstanding the foregoing, any dispute between the parties relating to patent validity and enforceability shall not be resolved under this Paragraph 10.11, nor by any other form of alternative dispute resolution, but rather by litigation in U.S. Federal Court.

10.12	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

In witness thereof, HDC and Abbott have duly executed this Agreement as of the Effective Date.

ABBOTT MOLECULAR INC.		HEALTH DISCOVERY CORPORATION

By	/s/ Stafford O’Kelly	By	/s/ Stephen D. Barnhill, M.D.
	Stafford O’Kelly		Stephen D. Barnhill, M.D.
	President		Chairman and CEO

Date	January 30, 2009	Date	January 30, 2009

Exhibit A

Patent(s) or Patent Application(s)

Country/Region	Patent/ Publication/ Application No.	Title
U.S.	7,117,188	Method of Identifying Patterns in Biological Systems and Uses Thereof
U.S.	12/025,724	Biomarkers Upregulated in Prostate Cancer
U.S.	12/242,264	Biomarkers Overexpressed in Prostate Cancer
U.S.	12/327,823	Methods for Screening, Predicting and Monitoring Prostate Cancer
U.S.	12/349,437	Methods for Screening, Predicting and Monitoring Prostate Cancer
Australia	2002253879	Methods of Identifying Patterns in Biological Systems and Uses Thereof
Canada	2,435,254	Method of Identifying Patterns in Biological Systems and Uses Thereof
Europe	1459235	Method of Identifying Patterns in Biological Systems and Uses Thereof
Japan	2002-560076	Method of Identifying Patterns in Biological Systems and Uses Thereof
Europe	1828917	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease

Exhibit A - 1

Exhibit B

LICENSED PROSTATE MARKERS

Num	Archival Unigene ID	Current Unigene ID	Symbol	Affy probe	Pathway	Target Description
12337	Hs.7780	Hs.480311	DKFZp564	212412_at	Unknown	Consensus includes :AV715767 /FEA=EST /DB_XREF=gi:10797284 /DB_XREF=est:AV715767 /CLONE=DCBATH02 /UG=Hs.7780 Homo sapiens mRNA; cDNA DKFZp564A072 (from clone DKFZp564A072)

9373	Hs.21293	Hs.492859	UAP1/AGX-1	209340_at	Aminosugar metabolism
gb:S73498.1 /DEF=Homo sapiens AgX-1 antigen
mRNA; complete cds. /FEA=mRNA /PROD=AgX-1 antigen /DB_XREF=gi:688010 /UG=Hs.21293 UDP-N-
acteylglucosamine pyrophosphorylase 1
/FL=gb:AB011004.1 gb:NM_003115.1 gb:S73498.1

876	Hs.79037	Hs.476231	HSPD1	200807_s_at	Mitochondrial control of apoptosis
gb:NM_002156.1 /DEF=Homo sapiens heat shock
60kD protein 1 (chaperonin) (HSPD1); mRNA.
/FEA=mRNA /GEN=HSPD1 /PROD=heat shock 60kD
protein 1 (chaperonin) /DB_XREF=gi:4504520
/UG=Hs.79037 heat shock 60kD protein 1 (chaperonin)
/FL=gb:BC002676.1 gb:BC003030.1 gb:M34664.1 gb:M22382.1 gb:NM_002156.1

1961		Hs.75432	IMPDH2	201892_s_at	de novo guanine nucleotide biosynthesis
gb:NM_000884.1 /DEF=Homo sapiens IMP (inosine
monophosphate) dehydrogenase 2 (IMPDH2); mRNA.  /FEA=mRNA /GEN=IMPDH2 /PROD=IMP
(inosine monophosphate) dehydrogenase 2
/DB_XREF=gi:4504688 /UG=Hs.75432 IMP (inosine
monophosphate) dehydrogenase 2 /FL=gb:J04208.1
gb:NM_000884.1

Exhibit B - 1

Exhibit C

FDA Submission Plan

Feasibility & Validation Studies

I.         Costs and Performance Site for Phase 1 and 2:

Abbott and HDC agree to have the experimental testing of Phase 1 and 2 performed at *, with *, as the principal investigator.  HDC already has a experimental testing agreement in place with * that will cover the performance of Phase 1 and 2.  HDC warrants that it has the right under the agreement with * to transfer the data resulting from Phase 1 and 2 testing to Abbott and that Abbott has the  royalty-free right to use the data in any regulatory submission.  Abbott shall be responsible for payment to HDC of *’s actual costs for performance of the Phase 1 and 2 experimental testing, up to a maximum of One-Hundred-Thousand Dollars ($100,000.00).  HDC shall be responsible for payment to * of all costs in excess of the One-Hundred-Thousand Dollars ($100,000.00).  Abbott shall make the payments to HDC within thirty (30) days of receipt of invoice from HDC, and HDC shall make the payment to * for any excess costs within thirty (30) days of receipt of notice from Abbott.

II.        Phase 1 (expected duration 1.5 months):  Develop an assay for the 4-gene prostate cancer test in prostate cancer cells present in urine.

The objective of this phase of the study is to develop the HDC 4-gene expression assay in urine. The assay may be done in up to four separate RT-PCR reactions or in one or more multiplex groupings.  The urine sediment containing the tumor cells, obtained after centrifugation, will be extracted to obtain mRNA.   Primers and probes for real time, RT-PCR assays will be developed by HDC for the 4 genes of interest and for 5 potential candidates to serve as the reference (housekeeping) genes.  While the B2M was the most stable gene in the preliminary studies, a re-evaluation of all five gene candidates will be required.  One or more may be selected as the reference gene(s) for the 4-gene assay.  In this first phase of the study, prostate cancer cells obtained from tissue culture will be used, and preparations of tissue culture cells will be spiked into urine containing RNAse enzyme inhibitors.

The collection of patient urine, serum and tissue specimens for both Phase 1 and 2 will be initiated and the specimens properly stored beginning immediately upon IRB approval. This will allow specimen collection to be completed in advance of the start of Phase 2.

Exhibit C - 1

Phase 1 Feasibility Results Completion Standard:

The successful completion of Phase I will be the demonstration of “Feasibility” for the assay, and will be determined by Abbott in its sole discretion.  Feasibility will be demonstrated by showing an ability of the assay to identify prostate cancer as present based on an elevated expression of the genes of interest in prostate cells in urine specimens compared to the background expression levels of the normal epithelial cells, using a cut-off that will have *% sensitivity and *% specificity.

III.                  Phase 2 (expected duration 2 months):  Assess the utility of the 4-gene urine test for prostate cancer detection.

The objective of the Phase 2 validation study is to determine if the assay can detect cancer cells in urine from patients with prostate cancer with a high degree of sensitivity.  Urine samples obtained from * patients with prostate cancer will be tested. The testing will be done on urine samples obtained pre and post prostatectomy.  Greater than or equal to *% sensitivity on pre-op specimens is expected, with all urine positive patients becoming negative when tested one month post-prostatectomy.

A control group of * non-prostate cancer subjects will be tested in a similar fashion on two specimens collected one month apart.  One control group of * subjects will be less than 30 years old and have a serum PSA value less than 1.0 ng/mL and the second control group will have serum PSA value greater than 2.5 ng/mL and less than 10ng/mL and will have had one previous negative biopsy.  The HDC 4-gene test developed in Phase 1 will be performed on these patients before the second biopsy is performed. The result of the HDC 4-gene test will then be compared to the result of the second biopsy. Control subjects with low PSA are likely to have no prostatic enlargement, while subjects with PSA values greater than 2.5 ng/mL will likely have some degree of prostatic enlargement (BPH).  All of the subjects in the control group with a PSA value less than 1ng/mL are expected to have negative results for the urine gene test. Greater than or equal to *% specificity is expected. Serum PSA testing will be performed on all subjects at each time of a urine collection.

For the * cancer subjects, the Gleason Score will be determined and the total tumor volume obtained from the prostatectomy tissue will be measured.  The urine HDC 4-gene score for low grade (Gleason Score), low volume subjects as well as those with high grade, high volume cancers will be compared.

In addition, in the * cancer subjects, cancer cells from the formalin fixed tissue slide will be obtained by micro dissection after being carefully identified by the pathologist, and the assay tissue score will be compared with the respective assay urine score.

Exhibit C - 2

Phase 2 Results Completion Standard:

The successful completion of Phase 2 will be determined by Abbott in its sole discretion, and will be: (i) the demonstration of performance for the assay of sensitivity greater than or equal to *% and specificity greater than or equal to *%, and (ii) demonstration of informative test results for informative urine specimens collected without DRE (success rate) based on sufficient quantity of tumor mRNA for evaluation of greater than or equal to *%.  Specificity will be reported against normal and BPH subjects.

IV.                  Phase 3 and 4 studies (below) will be initiated only upon the review and acceptance of Phase 1 & 2 as meeting the Result Completion Standards.

Costs and Performance Site for Phase 3 and 4:

Abbott at its sole discretion shall select the institution to perform the Phase 3 and 4 testing.  Abbott shall be responsible for negotiating and signing the test performance agreement with the institution selected.  Abbott shall be responsible for the costs of the selected institution for the performance of Phase 3 and 4.

V.                   Phase 3 (expected duration 1 month): Determine if DRE performed prior to collection of urine specimens will increase the sensitivity of prostate cancer detection.

The effect of the digital rectal examination to enhance the detection rate will be assessed using urine samples collected from * prostate cancer patients and * non-cancer patients.   This data will determine if a random urine collection will give a 4-gene test result that is equivalent to a post-DRE sample.

Phase 3 Results Completion Standard:

Demonstrate a preferred method of urine specimen collection with a success rate (% informative) of greater than or equal to the success rate reported for competitor’s assays (PCA3, *%)

Phase 4 (expected duration 4 Months): Specificity and Assay Optimization Studies

The optimal reaction conditions for the urine assay will be developed, and detection limits and the inter and intra precision for assay will be established.

Exhibit C - 3

Stability of the mRNA in urine tumor cells under various storage conditions, i.e. * and * will be determined and optimal urine collection and storage conditions will be defined.

With the optimized assay, a preliminary assessment or test specificity of the 4-gene urine test will be accomplished by a) assessing the interference of leukocytes in urine as a result of inflammation or by blood contamination of the urine sample by spiking negative and positive urine samples with leukocytes and b) assessing the tissue specificity of the assay by a survey of urine samples from * patients with cancer types that could interfere with the assay, such as  bladder, kidney and others.

The mRNA or c-DNA from the phase 1-4 validation studies will be stored at -70 degrees C for future use in validating any new RT-PCR platform which might be used in an FDA clearance study.

With the optimized assay, detection of tumors with a range of Gleason scores, stages, and various patient characteristics (age, ethnic characteristic) will be evaluated.

Phase 4 Results Completion Standard:

1) The test should demonstrate no cross-reactivity with cancer types that could interfere with the assay, such as bladder, kidney and others.
2) The test should demonstrate reproducible performance under specimen storage/shipping conditions compatible with standard laboratory workflow.
3) The test should demonstrate utility in a range of patient populations and tumor characteristics (grade, stage) with a sensitivity and specificity each greater than or equal to *%.

FDA Submission Study

To be developed and performed by Abbott after successful completion of the Phase 1 through 4 Studies above.

Exhibit C - 4

Exhibit D

Co-Exclusive Licensees

HDC has granted or intends to grant to the following companies co-exclusive licenses in the indicated Territories and Fields to perform, use, market and sell Laboratory Developed Tests based on the Licensed Prostate Markers:

Quest Diagnostics, Inc. (Madison, NJ):
Territory: United States of America, its territories and possessions.
Field: Laboratory Developed Tests in urine

Clarient, Inc.(Aliso Viejo, CA):
Territory: Worldwide
Field: Laboratory Developed Tests in biopsied prostate tissue

Exhibit D - 1

Exhibit E

Alternative Dispute Resolution
The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations.  To have such a dispute resolved by this Alternative Dispute Resolution (”ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein.  The parties shall have the right to be represented by counsel in such a proceeding.

1.
To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR.  Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.
Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding.  If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (”CPR"), 366 Madison Avenue, 14th Floor, New York, New York  10017, to select a neutral pursuant to the following procedures:

(a)         The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate.  No candidate shall be an employee, director or shareholder of either party or any of their subsidiaries or affiliates.

(b)         Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)         Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates.  If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates.  Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)         If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference.  If a tie should result between two candidates, the CPR may designate either candidate.  If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

Exhibit E - 1

3.
No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.  The ADR proceeding shall take place at a location agreed upon by the parties.  If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)         a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)         a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)         a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)         a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)         Each party shall be entitled to five (5) hours of hearing time to present its case.  The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)         Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

Exhibit E - 2

(c)         The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party.  The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)         Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)         Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.
Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.
The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues.  The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.
The neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)         If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)         If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties.  The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

Exhibit E - 3

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.
Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.  The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.	All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws of the State of Illinois.

12.	The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13.	The hearings shall be conducted in the English language.

Exhibit E - 4